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                                                                    EXHIBIT 23.1

                         Independent Auditors' Consent

The Board of Directors
Verso Technologies, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-74258, 333-74264, 333-59372, 333-92337, 333-85107,
333-80501, and 333-26015) of Verso Technologies, Inc. of our report dated February 27, 2004, with respect to the consolidated balance sheets of Verso Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of Verso Technologies, Inc.
and subsidiaries.

As discussed in Note 2 to the consolidated financial statements, effective
July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002.

/s/ KPMG LLP


Atlanta, Georgia
March 12, 2004